Exhibit 10.3

EXERCISE OF OPTION TO EXTEND AND
AMENDMENT NO.1
TO
CHARTER PARTY DATED OCTOBER 6, 2005
(THE “CHARTERPARTY”)
BETWEEN
ANN TANKER CORPORATION (THE “OWNERS”)
AND DHT ANN VLCC CORP. (THE “CHARTERERS”)
FOR THE VESSEL
OVERSEAS ANN

Pursuant to clause 99 of the Charterparty, the Charterers hereby declare, as of November 26, 2008, the exercise of the first 12 months of the option period which shall commence on
April 17, 2012 at 0001 hours GMT and end on April 16, 2013 at 2400 hours GMT (the “Option Period”).

As of the date of this agreement, the Owners and the Charterers hereby amend the terms of the Charterparty as follows:

(1) Notwithstanding clause 99, the rate during the Option Period shall, at the option of the Charterers, be:

a)
usd 38,500 per day during the period from April 17, 2012 at 0001 hours GMT until October 16, 2012 at 2400 hours GMT and usd 38,800 per day during the period from October 17, 2012 at 0001 hours GMT until April 16, 2013 at 2400 hours; or

b)
the market rate as determined by the Association of Shipbrokers Agents and Agents Tanker Broker Panel plus five percent provided, however, that the rate payable during the Option Period shall never be less than usd 33,500 per day.

(2) Except as expressly amended by this agreement, the terms and conditions of the Charterparty remain unchanged and in full force and effect including, without limitation, the profit sharing arrangement between the Owners and the Charterers.

January 15, 2009

For Ann Tanker Corporation	For DHT Ann VLCC Corp.

By: /s/ Ole Jacob Diesen	By: /s/ Mats Berglund
Name: Ole Jacob Diesen	Name: Mats Berglund
Title: Vice President	Title: Senior Vice President